                            SCHEDULE 14A INFORMATION


                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934




Filed by the Registrant  / /
Filed by a Party other than the Registrant /X/


Check the appropriate box:
/ /   Preliminary Proxy Statement
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


          _____________________________________________________________

                               La Quinta Inns, Inc.
          _____________________________________________________________

                                 John F. Schmutz
                          Vice President-General Counsel
          _____________________________________________________________




Payment of Filing Fee (Check the appropriate box):
/ /   $125 per Exchange Act Rules 14a-6(j)(2)

                          [Insert La Quinta Logo Here]



                                                            April 15, 1994

Dear Shareholder:

     You are cordially invited to attend the 1994 Annual Meeting of Shareholders of La Quinta Inns, Inc. The meeting will be held on Thursday, May 26, 1994, at the Company's corporate offices in the 3rd Floor Conference Room, 112 East Pecan Street, San Antonio, Texas at 10:00 a.m., local time.

     The Notice of meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of directors and the approval of auditors.

     To familiarize you with the nominees for director, all of whom served as directors last year, the Proxy Statement contains biographical information of each nominee. Sam Barshop, the Company's founder and Chairman since inception, retired from the Company in March 1994. Philip Barshop, a Director from inception, has decided to retire from the Board in May.

     We are also submitting for your approval a proposed amendment to the Company's Restated Articles of Incorporation relating to capital matters. The proposed amendment, if adopted, would increase the number of shares of Common Stock available for issuance by the Company from forty million (40,000,000) to one hundred million (100,000,000). We believe that this proposal is in the best interests of the Company. Although the Company at present has no definite plans for issuing any such newly authorized Common Stock, we are of the opinion that it is now both desirable and prudent to increase the authorized number of shares of Common Stock available for issuance in order to accomplish various corporate purposes, such as stock dividends or splits, use in employee benefit plans, and acquisitions other than for cash. Accordingly, we recommend shareholder approval of this proposal to amend the Company's Articles of Incorporation.

     Finally, we are submitting for your approval an amendment to the 1984 Stock Option Plan that would automatically increase the number of shares for which options are granted annually to non-employee directors in order to reflect adjustments for future stock splits in the form of stock dividends of the Company's Common Stock. The Board of Directors proposes to set the stock option grant in lieu of fees for each year at 13,500 shares, which gives effect to the three-for-two stock splits in the form of stock dividends of October 1, 1993 and March 15, 1994.

     We hope you will be able to attend the Annual Meeting of Shareholders. In any event, in order that we may be assured of a quorum, please sign the accompanying proxy card and return it promptly in the envelope enclosed for your use. Your vote is important. We appreciate your confidence and continued support.


                                             Sincerely,




                                                Thomas M. Taylor
                                             Chairman of the Board

                          [Insert La Quinta Logo here]





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 26, 1994

     The Annual Meeting of Shareholders of La Quinta Inns, Inc., a Texas corporation (the "Company"), will be held in the 3rd Floor Conference Room of the Company's corporate offices, 112 East Pecan Street, San Antonio, Texas, on Thursday, May 26, 1994, at 10:00 a.m., for the purpose of considering and acting upon the following:

     1.   The election of eight (8) Directors of the Company;

     2. The adoption of a proposed amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 100,000,000 shares;

     3.   The adoption of proposed amendments to the 1984 Stock Option Plan to
          (a) automatically adjust stock option grants of non-employee directors to account for future stock splits and (b) to provide for limitations on the number of options that may be granted to any employee in any one year;

     4. The approval of the appointment of independent auditors for the 1994 fiscal year; and

     5. The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 4, 1994 (the "Record Date") are entitled to notice of and to vote at the meeting or any adjournment thereof.

     We hope you will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. The vote of every shareholder is important and the Board of Directors of the Company appreciates the cooperation of shareholders in promptly returning proxies which helps to limit expenses incident to proxy solicitation.

                                           BY ORDER OF THE
                                        BOARD OF DIRECTORS



                                             John F. Schmutz
                                     Vice President-General Counsel
                                               and Secretary


April 15, 1994

                          [Insert La Quinta Logo Here]




                                 P. O. Box 2636
                         San Antonio, Texas  78299-2636

                                 PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited on behalf of the Board of Directors of La Quinta Inns, Inc., a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders on Thursday, May 26, 1994, at 10:00 a.m. to be held in the 3rd Floor Conference Room of the Company's corporate offices, 112 East Pecan Street, San Antonio, Texas, and at any adjournment thereof.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse its transfer agent, The First National Bank of Boston, for charges and expenses in connection with the distribution of proxy material to brokers or other persons holding stock in their names or in the names of their nominees and for charges and expenses in forwarding proxies and
proxy material to the beneficial owners.   Solicitations further may be made by
officers and regular employees of the Company, without additional compensation, by use of mail, telephone, telegraph or personal calls.

     Any Shareholder giving a proxy for the meeting has the power to revoke it at any time prior to its use by granting a subsequently dated proxy, by attending the Annual Meeting and voting in person, or by otherwise giving notice in person or in writing to the Secretary of the Company. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention will leave the effect of a vote against the matter and broker non-votes will have no effect. The approximate date on which this Proxy Statement and the accompanying form of proxy are first sent or given to security holders is April 15, 1994.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock of the Company at the close of business on April 4, 1994 shall be entitled to vote at the meeting. There were 30,426,833 shares of Common Stock issued and outstanding on the record date. Each share outstanding entitles the holder thereof to one vote.


                              ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     The Board of Directors has, pursuant to the Company's Amended and Restated By-Laws, recently fixed the number of members of the Board of Directors at eight
(8). The eight current directors are to be elected at the Annual Meeting. Proxies cannot be voted for a greater number of directors than the number of nominees named herein. Each director is to hold office until the next Annual Meeting and until his successor is elected and qualified. The directors will be elected by a majority of the votes cast at the Annual Meeting, provided a quorum is present. A quorum will be present at the Annual Meeting if the holders of a majority of shares of the Company's Common Stock are represented in person or by proxy.

      The proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees for election as directors, unless otherwise instructed in such proxy. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for election, the proxies named in the accompanying proxy intend to vote for the election of a substitute nominee of their selection. All nominees were previously elected by shareholders. Certain information concerning such nominees is set forth below:


       NOMINEE                  SERVED AS
         FOR                    DIRECTOR
       DIRECTOR                   SINCE        AGE          PRINCIPAL OCCUPATION
       --------               --------------   ---          --------------------
Joseph F. Azrack(1)                1992        47           Principal and Executive Director of Aldrich,
                                                            Eastman & Waltch, L.P. since April 1983;
                                                            President and Director of AEW, Inc.

Dr. William H.
  Cunningham                       1985        50           Chancellor of The University of Texas System
                                                            since September 1992; prior thereto,
                                                            President of The University of Texas at
                                                            Austin from September 1985 to September 1992;
                                                            Dean of the College  of Business
                                                            Administration and Graduate School of
                                                            Business of The University of Texas at Austin
                                                            from 1983 to August 1985; Professor of
                                                            Marketing, University of Texas at Austin,
                                                            since 1979; director of Freeport McMoRan
                                                            Inc., Jefferson-Pilot Corporation, and the
                                                            following mutual funds groups: Transamerica
                                                            Capital Appreciation Fund, Transamerica Bond
                                                            Fund, Transamerica California Tax-Free Income
                                                            Fund, Transamerica Cash Reserve, Inc.,
                                                            Transamerica Investment Trust, Transamerica
                                                            Special Series, Inc., Transamerica Current
                                                            Interest, Inc., Transamerica Tax Free Bond
                                                            Fund; Transamerica Investment Portfolios,
                                                            Institutional Government Portfolio and
                                                            advisory director of Texas Commerce Bank --
                                                            Austin.

Barry K. Fingerhut                 1991        48           Senior Vice President of GeoCapital
                                                            Corporation (an investment advisory firm)
                                                            since March 1981; director of Lake Shore
                                                            Bancorp., Inc.; General Partner of Applewood
                                                            Associates (an investment limited
                                                            partnership).

                                       2


        NOMINEE                 SERVED AS
         FOR                    DIRECTOR
       DIRECTOR                  SINCE        AGE           PRINCIPAL OCCUPATION
       --------                ----------     ---           --------------------
Dr. George Kozmetsky               1980        76           Director of the IC2 Institute at The
                                                            University of Texas at Austin since 1976;
                                                            Executive Associate for Economic Affairs for
                                                            The University of Texas System since 1966;
                                                            Professor of Management and Computer Science,
                                                            The University of Texas at Austin since 1966;
                                                            Dean of the College of Business
                                                            Administration and Graduate School of
                                                            Business of The University of Texas at Austin
                                                            from 1966-82; director of Teledyne, Inc.,
                                                            Dell Computer Corporation, Painewebber
                                                            Development Corporation,  Inc.,  Scientific &
                                                            Engineering  Software Industries, Inc., KMS
                                                            Industries, Inc. and KDT Industries, Inc.

Donald J. McNamara                 1991        41           Chairman & Chief Executive Officer of The
                                                            Hampstead Group (a real estate investment
                                                            firm) since September 1987; Chairman of
                                                            Americana Hotels Corporation (a hotel chain)
                                                            from December 1984 to August 1988; director
                                                            of Forum Retirement Partners, L.P.

Gary L. Mead(2)                    1992        46           Director and President and Chief Executive
                                                            Officer of the Company since March 3, 1992;
                                                            Executive Vice President-Finance of Motel 6
                                                            G.P., Inc. the sole general partner of Motel
                                                            6, L.P., from October 1987 to January 1991.

Peter Sterling                     1991        52           Vice President and Chief Financial Officer of
                                                            Sid R. Bass, Inc. and Lee M. Bass, Inc.
                                                            (diversified investment firms) since
                                                            September 1, 1983.

Thomas M. Taylor                   1991        51           Chairman of the Board of the Company since
                                                            March 11, 1994; President of Thomas M. Taylor
                                                            & Co. (an investment consulting firm) since
                                                            May 1985; President of TMT-FW (a diversified
                                                            investment firm) since September 1989.

- --------------------------------
(1) Pursuant to the terms of a certain agreement of limited partnership of La Quinta Development Partners, L.P., a Delaware limited partnership ("LQDP") dated March 21, 1990, between the Company and AEW Partners, L.P. ("AEW Partners"), the Company, if requested by AEW Partners, will nominate a principal of AEW, Inc. who is reasonably acceptable to the Company's Board of Directors for election as a director of the Company at each annual shareholders' meeting for so long as AEW Partners holds a significant interest in LQDP (see discussion of conversion option held by AEW Partners under the caption "Transactions with Management"). AEW Partners has agreed to indemnify Mr. Azrack and any replacement or successor acting as agent of AEW Partners in connection with serving on the Company's Board of Directors.

                                        3

(2) Pursuant to the terms of a five-year Employment Agreement entered into between the Company and Mr. Mead on March 3, 1992, the Board of Directors of the Company is to nominate Mr. Mead for election as a director of the Company as part of management's slate of nominees at each annual meeting of shareholders and to appoint Mr. Mead to the Board's Executive Committee during the term of such Employment Agreement.


     None of the nominees for director or executive officers of the Company has a family relationship with any of the other nominees for director or executive officers.

     Except as indicated above, none of the nominees for director is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held 15 meetings during the year ended December 31, 1993. All directors with the exception of Messrs. Azrack, Cunningham, Kozmetsky and McNamara attended at least 75 percent of the aggregate of (a) the total number of meetings of the Board during his term as Director and
(b) the total number of meetings held by all committees of the Board on which he served during such term. All directors except Messrs. Cunningham and Kozmetsky attended at least 75 percent of the regularly scheduled meetings of the Board of Directors during this period.

     The Audit Committee of the Board is currently composed of Messrs. Azrack, Philip Barshop, Kozmetsky, McNamara, and Sterling (Chairman). The Audit Committee has the responsibility, among other things, to recommend the selection of the Company's independent accountants, review and approve the scope of the independent accountants' audit activities, review the Company's financial statements which are the subject of the independent accountants' certification, review with such independent accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit activities, and review related party transactions.

     The Compensation and Stock Option Committee of the Board is currently composed of Messrs. Cunningham (Chairman), Fingerhut and Taylor. The Compensation and Stock Option Committee reviews the salaries, bonuses, stock option grants and other direct and indirect benefits for all Company officers and key employees. The Company's 1978 and 1984 Stock Option Plans are administered by the Compensation and Stock Option Committee, which has sole authority to grant options to employees of the Company.

     The Board of Directors has created an Executive Committee of the Board, currently consisting of Messrs. Mead and Taylor. The Executive Committee has the authority to exercise substantially all the powers of the Board that may be delegated to it by the Board in the management and direction of the business and affairs of the Company during intervals between meetings of the Board of Directors, other than matters involving a commitment in excess of $10,000,000.

     The entire Board of Directors acts as the nominating committee for directors and will consider nominations by shareholders for directors. Any such nominations for the election to be considered at the next Annual Meeting, currently scheduled for May, 1995, together with a statement of the nominee's qualifications and consent to be considered as a nominee and to serve if elected, should be mailed to the Secretary of the Company no later than December 16, 1994, if the proponent desires the nominee to be included in the Company's Proxy Statement for the 1995 Annual Meeting of Shareholders.

                             PRINCIPAL SHAREHOLDERS


     The Company knows of no person who, as of March 16, 1994, owned beneficially more than five percent (5%) of the Company's outstanding voting securities, except as indicated in the table below.


                                       SHARES OF COMMON STOCK
NAME AND ADDRESS                       BENEFICIALLY OWNED          PERCENT
OF BENEFICIAL OWNER                    AS OF MARCH 16, 1994(1)     OF CLASS
- -------------------                    --------------------        --------
Thomas M. Taylor & Co.                      1,604,430(2)             5.3%
Trust for the benefit of
  Mr. Taylor's son                              2,250                  *
Sid R. Bass, Inc.                           1,843,537                6.1%
Lee M. Bass, Inc.                           1,843,537                6.1%
The Bass Management Trust                   1,907,595(2)             6.3%
The Airlie Group, L.P.                      1,350,000                4.4%
Annie R. Bass Grandson's Trust
   for Lee M. Bass                            357,525                1.2%
Annie R. Bass Grandson's Trust
   for Sid R. Bass                            357,525                1.2%
Peter Sterling Trusts                           5,625                  *
Douglas K. and Anne Marie Bratton              11,250                  *
Douglas K. Bratton IRA                          1,125                  *
Miles Ellis Bratton 1991 Trust                  1,125                  *
Thomas W. Briggs                               11,250                  *
Geoffrey P. Raynor                              9,000                  *
Michael N. Christodolou                         6,750                  *
W. Forrest Tempel                               2,250                  *
Donald J. McNamara, III Trust                     675                  *
Donald J. McNamara                            262,575                  *
William P. Hallman, Jr.                       112,500(3)               *
Peter Sterling                                177,750                  *
                                           ----------                  -
  (as a Group)                              9,868,274(4)            32.4%
  c/o W. Robert Cotham
  2600 First City Bank Tower
  Fort Worth, Texas   76102

GeoCapital Corporation                      3,128,989               10.3%
Barry K. Fingerhut
  767 Fifth Avenue - 45th Floor
  New York, New York   10153
  (as a Group)                                234,900                  *
                                           ----------
                                            3,363,889(5)            11.1%

Gary L. Mead                                1,597,500(6)             5.3%
  112 East Pecan
  San Antonio, Texas   78205

FMR Corp.                                   3,514,050(7)(8)         11.6%
  82 Devonshire Street
  Boston, Massachusetts   02109

- -----------------------
*Less than one percent (1%)

(1) Adjusted for the 3-for-2 stock splits in the form of stock dividends occurring on October 1, 1993 and March 15, 1994.

                                        5


(2) A February 8, 1994 Form 4 provided to the Company reflects that Thomas M. Taylor has sole voting and dispositive power with respect to 1,577,430 shares owned by Thomas M. Taylor & Co., and 27,000 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Perry R. Bass solely in his capacities as sole trustee and as one of two trustors has sole voting and dispositive power with respect to 1,907,595 shares owned by The Bass Management Trust.

(3) A March 26, 1993 Schedule 13D amendment provided to the Company reflects that William P. Hallman, Jr., because of his position as the trustee, has "sole voting power" and "sole dispositive power" with respect to the following trusts: (i) Annie R. Bass Grandson's Trust for Sid R. Bass with respect to 357,525 shares, (ii) Annie R. Bass Grandson's Trust for Lee M. Bass with respect to 357,525 shares, (iii) Donald J. McNamara, III Trust with respect to 675 shares, and (iv) Peter Sterling Trusts with respect to 5,625 shares.

(4) Thomas M. Taylor, Sid R. Bass, Lee M. Bass and other investors, including the persons named above, have filed a Schedule 13D Statement, amended through March 26, 1993, with the Securities and Exchange Commission. The persons making the Schedule 13D filing have stated that neither the fact of such filing nor anything contained therein shall be deemed admission by them that a "group" exists within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

(5) A March 8, 1994 Form 4 provided to the Company reflects that (i) GeoCapital Corporation is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, which has no voting power with respect to the shares, but which has "sole dispositive power" with respect to 3,128,989 shares, (ii) Mr. Fingerhut is a principal stockholder of GeoCapital Corporation and directly owns 180,900 shares in his own name,
     (iii) 27,000 shares held by his spouse as custodian under the Uniform Gift to Minors Act, and (iv) 27,000 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Mr. Fingerhut disclaims beneficial ownership over the 3,128,989 shares deemed beneficially owned by GeoCapital Corporation.

(6) A June 8, 1993 Schedule 13D provided to the Company reflects that Mr. Mead has "sole voting power" and "sole dispositive power" with respect to 135,000 shares which he beneficially owns and 1,462,500 shares which he presently has the right to acquire pursuant to a non-qualified stock option agreement dated March 3, 1992.

(7) A February 11, 1994 Schedule 13G provided to the Company reflects that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,508,750 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-advisor to Fidelity American Special Situations Trust. FMR Corp. through its control of Fidelity, and the Funds has no voting power with respect to the shares, but which has "sole dispositive power" with respect to 2,508,750 shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,005,300 shares and has no voting power with respect to the shares, but which has "sole dispositive power" with respect to 1,005,300 shares.

(8) The information reflected for such groups or beneficial owners is based on statements and reports filed with the Securities and Exchange Commission and furnished to the Company by such persons and information supplied relative to the Registration Rights Agreement dated March 9, 1993 between the Company and certain of the above persons; no independent investigation concerning the accuracy thereof has been made by the Company.


                         SECURITY OWNERSHIP OF MANAGEMENT

     Based upon information received upon requests from the persons concerned, each director, each nominee for director, and all directors and officers of the Company as a group owned beneficially as of March 16, 1994, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:


NAMES OF INDIVIDUAL      SHARES BENEFICIALLY OWNED
OR IDENTITY OF GROUP       AS OF MARCH 16, 1994(1)     PERCENT OF CLASS
- ---------------------      --------------------        ----------------
DIRECTORS:
Joseph F. Azrack                  3,549,476(2)                11.7%
Sam Barshop                         978,743(3)                 2.3%
Philip M. Barshop                    13,500(4)                   *
William H. Cunningham                13,500(4)                   *
Barry K. Fingerhut                3,363,889(5)                11.1%
George Kozmetsky                     27,000(6)                   *
Donald J. McNamara                  262,575(7)                   *
Gary L. Mead                      1,597,500(8)                 5.3%
Peter Sterling                      177,750(6)                   *
Thomas M. Taylor                  2,956,680(9)                 9.7%

OTHER NAMED
EXECUTIVE OFFICERS:
Michael A. Depatie                  65,250(10)                   *
William C. Hammett, Jr.             59,760(11)                   *
Thomas W Higgins                    40,500(12)                   *

All directors and executive
officers as a group              7,104,147(13)                23.4%

- ----------------
*Less than one percent (1%)

(1) Adjusted for the 3-for-2 stock splits in the form of stock dividends occurring on October 1, 1993 and March 15, 1994.

(2) The shares shown as beneficially owned by Mr. Azrack include (i) 3,535,976 shares of the Company's Common Stock which are issuable upon conversion of 40 units of limited partnership interest held by AEW Partners, L.P. ("AEW Partners") in La Quinta Development Partners, L.P., a Delaware limited partnership ("LQDP") and (ii) 13,500 shares which he has the right to acquire on May 20, 1994 under the Company's 1984 Stock Option Plan. Such shares have been considered to be outstanding for purposes of calculating the percent of class. Mr. Azrack is a director, officer and shareholder of AEW, Inc., the sole general partner of AEW Partners. Mr. Azrack disclaims beneficial ownership of any other shares of Common Stock of the Company that may be deemed beneficially owned by AEW Partners pursuant to its conversion option granted in the agreement of limited partnership of LQDP.

(3) The shares shown as beneficially owned by Sam Barshop include 7,807 shares held by him as co-trustee of a trust for the benefit of his grandchildren and 675,000 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan. Prior to March 19, 1994, Mr. Barshop had the right to acquire 393,750 shares of the Company's Common Stock under the 1984 Stock Option Plan. As a result of the Separation, Settlement and Release Agreement referenced in "Employment Arrangements," the remaining portion of his stock options were vested and exercisable. As a co-trustee, Mr. Barshop shares voting and investment power with respect to 7,807 shares. However, he disclaims beneficial ownership of those shares held by him as trustee. Mr. Barshop resigned from the Board effective March 19, 1994.

                                        7

(4) The shares shown as beneficially owned by Messrs. Philip Barshop and William Cunningham represent 13,500 shares which each has the right to acquire on May 20, 1994 under the Company's 1984 Stock Option Plan. Mr. Philip Barshop has informed the Board of Directors of his desire not to seek re-election as a director at the Company's 1994 Annual Meeting of Shareholders.

(5) The shares shown as beneficially owned by Mr. Fingerhut include (i) 180,900 shares owned beneficially by Mr. Fingerhut, (ii) 27,000 shares held by his spouse as custodian under the Uniform Gift to Minors Act, (iii) 3,128,989 shares that Mr. Fingerhut may be deemed to own beneficially because of his position as Senior Vice President and principal stockholder of GeoCapital Corporation, (iv) 13,500 shares he presently has the right to acquire on May 21, 1993 under the Company's 1984 Stock Option Plan, and (v) 13,500 shares he has the right to acquire on May 20, 1994 under the Company's 1984 Stock Option Plan. Mr. Fingerhut disclaims beneficial ownership of the 3,128,989 shares deemed beneficially owned by GeoCapital Corporation.

(6) The shares shown as beneficially owned by Messrs. Kozmetsky and Sterling include (i) 13,500 shares which each presently has the right to acquire under the Company's 1984 Stock Option Plan and (ii) 13,500 shares which each has the right to acquire on May 20, 1994 under the Company's 1984 Stock Option Plan.

(7) The shares shown as beneficially owned by Mr. McNamara include (i) 13,500 shares which he presently has the right to acquire on May 21, 1993 under the Company's 1984 Stock Option Plan and (ii) 13,500 shares he has the right to acquire on May 20, 1994 under the Company's 1984 Stock Option Plan.

(8) The shares shown as beneficially owned by Mr. Mead reflect 1,462,500 shares which he presently has the right to acquire pursuant to a non-qualified stock option agreement dated March 3, 1992.

(9) The shares shown as beneficially owned by Mr. Taylor (i) include 1,577,430 shares that Mr. Taylor may be deemed to own beneficially because of his position as the President, sole director and principal shareholder of Thomas M. Taylor & Co., (ii) 1,350,000 shares that Mr. Taylor may be deemed to own beneficially because of his position as President and principal shareholder of Thomas M. Taylor & Co., which is one of two general partners of EBD L.P., which is the sole general partner of the Airlie Group L.P.,
     (iii) 2,250 shares owned by an irrevocable trust for the benefit of his son, and (iv) 13,500 shares which he presently has the right to acquire under the Company's 1984 Stock Option Plan, and 13,500 shares which he has the right to acquire on May 20, 1994 under the Company's 1984 Stock Option Plan. Mr. Taylor's mother, Annette B. Taylor, serves as trustee of this trust. Mr. Taylor disclaims beneficial ownership of the shares owned by such trust.

(10) The shares shown as beneficially owned by Mr. Depatie, Senior Vice President-Finance of the Company, include 9,000 shares held by a trust for which he is sole trustee and beneficiary and 56,250 shares which he has the right to acquire under the Company's 1984 Stock Option Plan.

(11) The shares shown beneficially owned by Mr. Hammett, Senior Vice President-Accounting & Administration of the Company, include 1,980 shares held by his wife and 56,250 shares which he has the right to acquire under the Company's 1984 Stock Option Plan. Mr. Hammett disclaims beneficial ownership of the 1,980 shares held by his wife.

(12) The shares shown beneficially owned by Mr. Higgins, Senior Vice President-Operations of the Company, reflect shares which he has the right to acquire under the Company's 1984 Stock Option Plan.

(13) The holdings shown for all directors and executive officers as a group include 2,286,712 shares which the directors and executive officers have the right to acquire under the Company's 1984 Stock Option Plan and Mr. Mead's Non-Qualified Stock Option Agreement. Shares acquirable pursuant to stock options, which are exercisable within sixty (60) days after March 16, 1994, are shown as being beneficially owned by members of such group in the above table and have been considered to be outstanding for purposes of calculating the percentage ownership of all directors and executive officers as a group.


     All directors and executive officers as a group beneficially own a total of 7,104,147 shares (23.4%) of the Company's outstanding Common Stock excluding the 2,286,712 shares referred to in note (13) above which certain directors and executive officers have the right to acquire under the Company's Stock Option Plans and excluding the 3,535,976 shares referred to in note (2) above which AEW Partners has the right to acquire under the provisions of the LQDP partnership agreement.

     Except as reflected in the notes to the preceding table, each nominee for director owns directly the number of shares indicated in the table and has the sole power to vote and dispose of such shares.


                REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs.

     The Company has maintained the philosophy that the compensation of its executive officers and other key employees should be directly linked to operating performance. Toward this end, base salaries of the executive officers were set at or below median levels based upon comparative industry data, while leveraging bonus payouts based upon performance. Base salaries for new management employees are determined by evaluating the responsibilities of the respective position and the individual's experience, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the performance of the Company, the performance of the respective executive, other incentive based compensation, and the competitive marketplace. Significant emphasis is placed upon stock option grants based upon the Company's performance to reward its officers and key employees. For 1994, based on the foregoing factors, the previous grants of stock options, and a review made in December 1993, the Committee determined that neither Mr. Mead nor the four next highest paid executives would receive an increase in base salary.

     The Company's 1984 Stock Option Plan ("1984 Plan") and other non-qualified stock options issued by the Board are utilized to instill long term incentives on the executives' part to continue the growth in shareholder value. In 1992, members of the new management team, including the CEO and the next four highest paid executive officers, were granted stock options upon their initial employment with the Company and smaller grants in December, 1992 which provide considerable incentive in the long term growth of the Company. The Company places great emphasis on these stock options as long term incentives over increases in base compensation. On March 11, 1994, additional stock option grants totaling 362,500 shares (pre-March 15 split) were made to certain officers to be exercisable upon the post-March 15, 1994 stock split price of the Company's Common Stock averaging $40 per share for 20 trading days prior to March 11, 1997. In the event this condition is not met, the grants will vest in 9 1/2 years, subject to the conditions of the 1984 Plan.

     The Company's incentive compensation plan rewards officers and other key employees of the Company who are in a position to make substantial contributions to the growth and profitability of the Company. Continuance of the plan and the granting of bonuses are based upon Company performance relative to the business plan. In 1993, 50% of the executive officers' bonuses were based upon meeting a 12% increase in adjusted operating income for Fiscal 1993 over Fiscal 1992. For 1993, the Company achieved 83.2% of the adjusted operating income hurdle. The remaining 50% of the officer bonus was discretionary, to be based upon individual performances as determined by the individual officer's performance and contributions to the Company. Outstanding performance could result in a bonus payment that exceeded an individual's total opportunity. The target bonus potential ranges from 50% of base salary for Mr. Mead, 40% for Senior Vice Presidents and 35% for Vice Presidents. Bonus awards made to the CEO and the next four highest paid executive officers are found in the "Cash Compensation" summary under Executive Compensation.

     For 1993, the CEO's base salary of $350,000 was unchanged from 1992. Additionally, Mr. Mead was paid a bonus of $160,300. In future years, Mr. Mead's base salary is subject to increases based upon Company performance as determined by the Committee. Incentive compensation in 1994 and beyond will be based upon the Company's performance against its business plan, as stated above. This focus on operating earnings will closely align executive compensation with that of the shareholders and drive the enhancement of shareholder value.

     The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the new law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

     In structuring the Company's compensation programs and in determining the appropriateness of awards, the Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics, and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment, the Committee intends to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for awards as part of executive compensation that are performance-based and thus deductible by the Company. However, this commitment does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if there exists sound corporate reasons for so doing.


                                         COMPENSATION AND STOCK OPTION COMMITTEE
                                             Dr. William H. Cunningham, Chairman
                                             Barry K. Fingerhut
                                             Thomas M. Taylor

                COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
                              LA QUINTA INNS, INC.,
                  DOW JONES EQUITY INDEX AND LODGING PEER GROUP


                DJ EQUITY INDEX  LODGING INDEX*    LA QUINTA
- ------------------------------------------------------------
88                    100              100            100
89                  130.94           131.47         123.36
90                  125.80            53.37          88.79
91                  166.66            68.07         108.41
92                  180.95            79.50         149.77
93                  198.94           147.71         395.33


Note:  Total returns assume reinvestment of dividends.
*    This peer group consists of Hilton Hotels Corporation and Marriott
     Corporation.


                               SUMMARY COMPENSATION
CASH COMPENSATION

     The following table contains information with respect to compensation for services rendered in all capacities to the Company during the year ended December 31, 1993, for each of the five most highly compensated executive officers of the Company.


                                                                                   LONG TERM COMPENSATION
                                                                                   ----------------------
                                    ANNUAL COMPENSATION                                    AWARDS
                                    -------------------                                    ------
                                                                 OTHER           SECURITIES
                                                                 ANNUAL          UNDERLYING      ALL OTHER
NAME/POSITION               YEAR(a)   SALARY       BONUS(b)  COMPENSATION(c)    OPTIONS/SARS     COMPENSATION(d)
- -------------               ------    ------       --------  ---------------    -------------    ---------------
Gary L. Mead                 1993    $350,000      $160,300   $  12,000               --          $    4,328
President and CEO            1992     281,363       175,000       9,646          1,462,500(e)        183,276
                             1991        --            --          --                 --                --

Sam Barshop                  1993    $350,000     $  72,800    $443,160               --           $  18,007
Chairman of the Board        1992     345,155       157,391    $443,067            450,000(f)         13,649
                             1991     315,490       113,576     424,543            225,000            17,023

William C. Hammett, Jr.      1993    $200,000     $  68,280   $  12,000               --          $    2,323
Sr. Vice President           1992      90,000        32,830       6,000            225,000(g)        100,126
Accounting & Administration  1991        --            --          --                 --                --

Michael A. Depatie           1993    $200,000     $  68,280   $  12,000               --          $    2,203
Sr. Vice President           1992      83,077        30,306       5,538            225,000(g)         43,177
Finance                      1991        --            --          --                 --                --

Thomas W. Higgins            1993    $175,000     $  57,120   $  12,000               --           $  87,267
Sr. Vice President           1992      77,598        31,039       5,714            209,250(h)         72,143
Operations                   1991        --            --          --                 --                --

- ------------------
(a) Each of the persons listed in the table above, with the exception of Sam Barshop, became executive officers and employees of the Company during 1992. Mr. Mead on March 3, 1992, Mr. Higgins on June 18, 1992, Mr. Hammett on June 22, 1992, and Mr. Depatie on July 14, 1992.
(b) These amounts are the cash awards under the Incentive Compensation Plan described below.
(c) Other annual compensation for Messrs. Mead, Hammett, Depatie and Higgins includes personal benefits consisting primarily of personal use of Company automobiles. Other annual compensation for Mr. Barshop includes the value of the forgiveness of 20% of a $2,200,000 loan made to Mr. Barshop under his Employment Agreement, as detailed hereinafter under "Employment Arrangements", and personal use of a Company automobile.
(d) All other compensation for all named individuals includes personal benefits consisting primarily of moving, relocation and closing costs on the purchase of homes for Messrs. Hammett and Higgins, and the exercise of stock options amounting to $75,253 in the case of Mr. Higgins.
(e) Mr. Mead received the option to acquire 650,000 shares of Common Stock at $15.00 per share. Options for 100,000 shares vested on March 3, 1992 and March 3, 1993, respectively. On June 8, 1993, the remaining 450,000 options vested (see Non-Qualified Stock Options Granted to Mr. Mead). Adjusted for stock splits in the form of stock dividends occurring on October 1, 1993 and March 15, 1994, the total options amount to 1,462,500, with an exercise price of $6.667.
(f) Mr. Barshop received the option to acquire 100,000 shares of Common Stock at $11.812 per share on January 2, 1991. At December 31, 1993, one-half of these options were exercisable. Taking into account the stock splits in the form of a stock dividend on October 1, 1993, and March 15, 1994, this resulted in 112,500 options for an exercise price of $5.249. On March 19, 1992, Mr. Barshop received the option to acquire 200,000 shares of Common Stock at $17.062 per share. Of these options, 100,000 vested on June 8, 1993 under a condition which provided for immediate vesting when the Company's Common Stock traded at an average of $30.00 per share for a defined number of days. Adjusted for the aforementioned stock splits, this

                                     12


     resulted in 225,000 shares. Of the remaining option, Mr. Barshop was vested in one-forth at December 31, 1993 or an adjusted amount of 56,250. Mr. Barshop retired from the Company effective March 19, 1994, and resigned from its Board of Directors effective the same day.
(g) Messrs. Hammett and Depatie received the option to purchase 85,000 shares of Common Stock at $17.687 on June 5, 1992. On December 16, 1992, they received the option to acquire 15,000 shares of Common Stock at $19.750 per share. Of these grants, one-fourth were exercisable at December 31, 1993. Adjusted for the stock splits in the form of a stock dividend on October 1, 1993 and March 15, 1994, the adjusted total of such options was 225,000, of which 56,250 were exercisable at December 31, 1993.
(h) Mr. Higgins received the option to purchase 60,000 shares of Common Stock at $17.687 on June 5, 1992. On September 17, 1992, he received the option to acquire 25,000 shares of Common Stock at $17.87 per share. On December 16, 1992, he received the option to acquire 15,000 shares of Common Stock at $19.750 per share. On August 3, 1993, Mr. Higgins exercised options with respect to 7,000 shares granted pursuant to his stock option granted on June 5, 1992. Of these grants, one-fourth were exercisable at December 31, 1993. Adjusted for the stock splits in the form of a stock dividend on October 1, 1993 and March 15, 1994, the adjusted total of such options was 209,250 of which 40,500 were exercisable at December 31, 1993.


                       COMPENSATION PURSUANT TO PLANS

INCENTIVE COMPENSATION PLAN

     The Company has an incentive compensation plan which rewards officers and other key employees of the Company who are in a position to make substantial contributions to the growth and profitability of the Company. Continuance of the plan and the granting of bonuses or awards are based on Company performance relative to the business plan. The bonus plan approved by the Compensation Committee for the year ended December 31, 1993 based bonus awards on specific financial performance and individual goal attainment.

     Plan participants for the year ended December 31, 1993 included 19 officers of the Company and 62 non-officer, key management persons. The amounts shown in the Summary Compensation Table above include amounts paid as bonuses for Company and individual goal attainment during the year ended December 31, 1993. The individuals named in the Summary Compensation Table above received the following bonuses under the Company's incentive compensation plan for the year ended December 31, 1993: Mr. Mead, $160,300; Mr. Sam Barshop, $72,800; Mr. Hammett, $68,280; Mr. Depatie, $68,280 and Mr. Higgins, $57,120. During the year ended December 31, 1993, bonuses and awards under incentive compensation plans accrued to all other participating officers and key employees of the Company as a group, amounted to $1,240,155.

DEFERRED COMPENSATION PLAN

     The Company has a Deferred Compensation Plan, the purpose of which is to provide additional compensation of a deferred nature, and salary deferral opportunities, for a select group of executive employees who materially contribute to the growth, development and future success of the Company. It is administered as an unfunded pension benefit plan for these highly compensated employees. All corporate officers are eligible to be nominated for participation. Eligible employees are designated as participants by the Compensation Committee.

     Annual awards are a percentage of the participant's base salary as in effect as of the end of each plan year as the Compensation and Stock Option Committee shall designate -- designated to be 7% for 1993. Such awards are credited to a general ledger reserve account in the participant's name as of the end of each plan year. The account is not funded and the participant shall be a general creditor of the Company. Amounts so credited shall be incremented on a quarterly basis, with the quarterly equivalent of the Federal Short-term Rate published by the Internal Revenue Service as in effect on the prior January 2. The accumulated balance in a participant's account, less any outstanding loans, shall be paid to a participant as a retirement benefit as soon as practicable following the earlier of: (1) the January 2 following the later of the participant's 65th birthday or retirement from the Company; (2) death of the participant; or (3) an event constituting a change-in-control of the Company. Additionally, a participant may elect that all or any part of his or her base salary may be deferred from current income and credited to the general ledger reserve account. Deferred amounts would be credited monthly and would be subject to the same interest incrementation as annual awards. Such amounts would be payable at the same time as accumulated annual awards. All amounts credited to general ledger reserve accounts under this plan shall be fully vested when credited.

     Participants may borrow all or any part of the accumulated balance in his or her general ledger reserve account from the Company. Loans shall be made on a term basis, expiring on the last day of the plan year. There are no limitations on the number of loans available to a participant, or on the participant's ability to refinance an expiring loan. However, no more than 24 participants may have loans outstanding during any plan year. Loans may be made to participants who are no longer in the Company's employ only with the consent of the Compensation Committee. Loans shall bear interest at the Federal Short-term Rate, as defined above, compounded quarterly. Any outstanding loan shall be netted against the amount payable at payment time, as defined above.

     Mr. Sam Barshop earned $24,500 under the Deferred Compensation Plan for the fiscal year ended December 31, 1993. To date no additional individuals have been designated to participate in the plan.

     Mr. Barshop was also a party to an Agreement with Rodeway-San Antonio-Main Avenue, Inc., which merged with a predecessor in interest to the Company, under which he is to receive a retirement benefit following his 65th birthday. At that time, he will receive $833.34 per month for 180 months. The Company treats this Agreement as a deferred compensation agreement which accrues at $463 per month until the balance reaches $150,000. The amount accrued for 1993 was $5,556.


                                          LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                         ESTIMATED FUTURE PAYOUTS
                                                                     UNDER NON-STOCK PRICE BASED PLAN

                                                PERFORMANCE OR
                                  NUMBER OF      OTHER PERIOD
                                SHARES, UNITS  UNTIL MATURATION
NAME                             OTHER RIGHTS      OR PAYOUT     THRESHOLD        TARGET        MAXIMUM
- ----                             ------------      ---------     ---------        ------        -------
Gary L. Mead                          --               --            --             --             --

Sam Barshop                        $30,156             --            *              *              *

William C. Hammett, Jr.               --               --            --             --             --

Michael A. Depatie                    --               --            --             --             --

Thomas W. Higgins                     --               --            --             --             --


     See "Deferred Compensation Plan" above. Mr. Barshop was the only current participant designated by the Compensation and Stock Option Committee under the Deferred Compensation Plan, and the Rodeway-San Antonio-Main Avenue, Inc. retirement plan in 1993.

RETIREMENT PLANS

     The Company has, since 1969, maintained a non-contributory defined benefit pension plan (the "Retirement Plan"), which is a qualified plan under Federal income tax laws, for all of its full-time employees who have attained the age of 21, which is designed to provide annual retirement benefits to employees, subject to age and period-of-employment conditions. During the fiscal year ended May 31, 1989, the Board established a Supplemental Executive Retirement Plan for highly compensated employees, which constitutes a non-qualified plan under Federal income tax laws (the "SERP").

     RETIREMENT PLAN. The "Normal Retirement Date" under the Retirement Plan is the later of age 65 or the fifth anniversary of plan participation. As a result of the adoption of the SERP, (i) accrued benefits at December 31, 1988 were frozen under the Retirement Plan for participants who were highly compensated employees, as defined by Internal Revenue Service ("IRS") regulations (after being updated to accrue fully after 20 years of employment), (ii) the benefit formula for future years is 1% of each year's compensation (with minimum accrual based on prior formula and 1988 earnings for participants as of December 31, 1988), and (iii) highly compensated employees (as defined by IRS regulations) are excluded from active participation under the Retirement Plan. The vesting schedule provides 100% vesting after 5 years of Vesting Service. The maximum benefit limitation under the Retirement Plan is $118,800 per year. Prior to 1993, all employees not considered highly compensated according to IRS regulations ($66,000 for 1994) were covered by the Plan once the age and service requirements are met. An active participant who becomes highly compensated will become an inactive participant, and will earn no additional benefit accruals. Beginning January 1, 1993, highly compensated employees again began participating actively in the Retirement Plan. Employees are credited with one year for each plan year with at least 1,000 hours worked ("Vesting Service"). Effective January 1, 1994, early retirement is allowed after the employee has attained age 55 and has 5 years of Vesting Service. The monthly benefit at Normal Retirement Date equals the accrued benefit as of December 31, 1988 based on the benefit formula in effect under the plan at that time plus, (1) for years after 1988, the sum of 1% of each year's Compensation, and (2) for years after 1992, 0.65 percent of each year's compensation that is in excess of the average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the year in which the participant attains social security retirement age, divided by 12. Commencement of benefit payments prior to Normal Retirement Date is subject to actuarial reduction. The Retirement Plan also provides late retirement, termination and death benefit provisions.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The SERP, which became effective on January 1, 1989, covers all employees formerly considered highly compensated according to IRS regulations (currently those earning over $66,000 per year) who have attained the age of 21 and have completed one year of service, or the time at which the individual becomes a Covered Employee, if later. As of January 1, 1993, however, new participants in the SERP are limited to corporate officers (vice presidents and above) who are designated for participation by the Board of Directors. "Vesting Service" under the SERP is one year for each plan year with at least 1,000 hours worked.

     Using estimated Social Security of $13,764 (the Estimated Annual Primary Insurance Amount for an age 65 retiree in 1994 with maximum Social Security earnings in all years), the estimated annual retirement benefits under both the Retirement Plan and the SERP are set forth in the following table:


                            YEARS OF SERVICE AT RETIREMENT

  AVERAGE
   ANNUAL
COMPENSATION      10          15          20          25          30
- ------------      --          --          --          --          --
 $100,000      $ 24,500    $ 36,700    $ 49,000    $ 49,000    $ 49,000
  150,000        39,500      59,200      79,000      79,000      79,000
  200,000        54,500      81,700     109,000     109,000     109,000
  250,000        69,500     104,200     139,000     139,000     139,000
  300,000        84,500     126,700     169,000     169,000     169,000
  350,000        99,500     149,200     199,000     199,000     199,000
  400,000       114,500     171,700     229,000     229,000     229,000
  450,000       129,500     194,200     259,000     259,000     259,000
  500,000       144,500     216,700     289,000     289,000     289,000
  550,000       159,500     239,200     319,000     319,000     319,000
  600,000       174,500     261,700     349,000     349,000     349,000


     "Compensation" under both the Retirement Plan and the SERP includes normal base pay plus overtime and bonus during a plan year, but not compensation resulting from the exercise of stock options or deferred compensation.

     The years of credited service under the Company's Retirement Plans for the persons named in the Cash Compensation Table are as follows: Mr. Mead, 2 years; Mr. Barshop, 28 years; Mr. Hammett, 2 years; Mr. Depatie, 1 year and Mr. Higgins, 2 years.

     For the computation of benefits, "Plan Compensation" under the SERP is defined as the average of Compensation for the highest five consecutive calendar years out of the last ten completed calendar years of Credited Service. "Credited Service" under the SERP includes years and partial years of service from date of employment to date of termination, exclusive of breaks in service. "Estimated Annual Primary Insurance Amount" is the estimated old-age insurance benefit payable at age 65, based on the Social Security Act as in effect on the determination date (calculated assuming constant earnings to age 65 if determination is prior to age 65). "Normal Retirement Date" is the first day of the month coincident with or next following the later of the employee's 65th birthday or the fifth anniversary of plan participation. "Early Retirement Date" is the date on which a participant has completed at least five years of service and is no longer employed by the Company. For employees who are not age 55 prior to January 1, 1994, however, early retirement requires that the employee have reached age 55 or have completed five years of service, whichever is later. The accrued monthly benefit at Normal Retirement Date equals 1/12 of 60% of Plan Compensation less 80% of the Estimated Annual Primary Insurance Amount, reduced prorata if Credited Service is less than 20 years at the determination date, less any accrued benefit earned under the Qualified Plan. Commencement of benefit payments prior to Normal Retirement Date is subject to actuarial reduction. The vesting schedule provides for 100% vesting after 5 years of Vesting Service. The SERP also provides late retirement, termination and death benefits. Pursuant to an amendment of the SERP by the Company's Board of Directors in January 1991, maximum benefits under the SERP are $98,064 per year for all participants, except the six (6) most highly compensated employees, for whom there is no maximum. As with the Retirement Plan, the Company pays the entire cost of the SERP.

STOCK OPTION PLAN

     THE 1984 PLAN:   The Company's 1984 Stock Option Plan, adopted by the
Board of Directors on April 19, 1984 and approved by the shareholders on October 11, 1984, as amended by the Board of Directors on January 15, 1987, as amended and restated by shareholders on May 21, 1992 (the "1984 Plan"), provides for the issuance of a maximum of 2,600,000 shares of the Company's Common Stock upon the exercise of stock options granted under the plan, which amount is subject to adjustment upon the occurrence of certain events. Adjusted for the 3-for-2 stock splits in the form of stock dividends effected in October 1993 and March 1994, this total is equal to 5,850,000 shares. All key employees of the Company, as determined by the Compensation and Stock Option Committee, persons engaged to be key employees of the Company and non-employee directors of the Company are eligible to receive options under the 1984 Plan. Non-employee directors of the Company are only eligible to receive grants of options under the 1984 Plan according to the special terms, conditions and rules established under the Plan for non-employee directors. (See section entitled "Compensation of Directors"). No stock option may be granted under the 1984 Plan after April 18, 1999.

     Both non-qualified stock options and incentive stock options, or any combination thereof, may be granted under the 1984 Plan at an option price not less than 100% of the fair market value of a share of the Company's Common Stock on the date of the grant. Stock options granted under the 1984 Plan are not assignable or transferable, except by will or the laws of descent and distribution. The 1984 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is composed of not less than three (3) directors who are disinterested persons within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee is authorized to grant options to employee participants and to determine the terms and conditions thereof in accordance with the provisions of the 1984 Plan, including the dates after which options will be exercisable (which may not be greater than 10 years from the date of the grant), whether options will be exercisable in installments and, if so, whether installments or portions thereof that are not exercised will accumulate and remain exercisable. The Committee may also accelerate the date on which any stock option, or portion thereof, may be exercised by an employee participant.

     At or after the grant of any stock option under the 1984 Plan, the Committee may grant an alternative means to exercise such stock option in the form of a stock appreciation right ("SAR"), under which a participant is entitled to receive cash in the amount of or shares of Company stock having a value equal to the difference between the fair market value of the Common Stock covered by the option and the exercise price for such shares. As of the date hereof, there have been no SARs granted to any participant under the 1984 Plan, and non-employee directors are not eligible for grants of SARs.

     The Committee is also authorized as part of a stock option grant to provide that shares acquired pursuant to the exercise of an option or SAR will be subject for a number of years to restrictions on transferability, under which an employee participant may not sell such shares and the Company retains an option to repurchase all or a portion of such shares if the participant ceases to be employed by the Company at a price equal to the amount paid by the participant upon exercise of the option.

     In the event an employee participant's employment with the Company ceases, any outstanding option shall expire after ninety (90) days following termination of employment, except, with respect to the 1984 Plan, in the event of retirement, death or disability, options shall remain exercisable for three (3) years from date of retirement and one (1) year from date of death or disability so long as such options have not expired pursuant to their terms. However, if employment is terminated because of a participant's breach of an employment contract, dishonesty or other acts detrimental to the interests of the Company, any outstanding options granted to such participant shall be void. In the event a non-employee director ceases to be a director of the Company for any reason, including death, disability, removal or resignation, any option granted to such a director will expire one (1) year from the date that the person ceased to be a director of the Company.

     Incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 are subject to a rule limiting to $100,000 the aggregate value of such incentive stock options which may become exercisable for the first time by a participant in any single year. This limitation is based on the aggregate fair market value of the common stock of the Company at the time an incentive stock option is granted. Non-employee directors are not eligible to receive incentive stock options.

STOCK OPTION GRANTS

     No stock options were granted to any of the five most highly compensated executive officers of the Company during the year ended December 31, 1993.

     On March 11, 1994, the Compensation Committee approved additional stock option grants to officers. These new grants are exercisable upon the post-March 15, 1994 stock split price of the Company's Common Stock averaging $40 per share for 20 trading days prior to March 11, 1997. In the event this condition is not met, the grants will vest in 9 1/2 years, subject to the conditions of the 1984 Plan. A total of 362,500 shares (pre-March 15 split) were granted in varying amounts to most existing officers. Mr. Mead received 225,000 shares out of this total.

     The following table shows as to each of the five most highly compensated executive officers of the Company the net value of securities or cash realized (market value less exercise price) with respect to stock options exercisable/unexercisable during the last year:

            AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END STOCK OPTION VALUES


                                                           NUMBER OF
                                                     SECURITIES UNDERLYING
                          SHARES                          UNEXERCISED            VALUE OF UNEXERCISED
                         ACQUIRED                        STOCK OPTIONS        IN-THE-MONEY STOCK OPTIONS
                            ON           VALUE           -------------        --------------------------
NAME                     EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
- ----                     --------      --------    -------------------------  -------------------------
Gary L. Mead(1)              0             0          1,462,500/0              $24,804,000/0

Sam Barshop(2)               0             0            393,750/281,250        $ 6,579,900/$4,774,950

William C. Hammett(3)        0             0             56,250/168,750        $   879,171/$2,637,455

Michael A. Depatie(3)        0             0             56,250/168,750        $   879,171/$2,637,455

Thomas W. Higgins(4)       7,000        $75,254          40,500/168,750        $   629,520/$2,637,493

(1) Mr. Mead received the option to acquire 650,000 shares of Common Stock at $15.00 per share. Options for 100,000 shares vested on March 3, 1992 and March 3, 1993, respectively. On June 8, 1993, the remaining 450,000 options vested (see Non-Qualified Stock Options Granted to Mr. Mead). Adjusted for stock splits in the form of stock dividends occurring on October 1, 1993 and March 15, 1994, the total options amount to 1,462,500. The original exercise price of $15.00 per share was likewise adjusted to $6.667 taking these stock splits into account.
(2) Mr. Barshop received the option to acquire 100,000 shares of Common Stock at $11.812 per share on January 2, 1991. At December 31, 1993, one-half of these options were exercisable. Taking into account the stock splits in the form of a stock dividend on October 1, 1993, and March 15, 1994, this resulted in 112,500 options for an exercise price of $5.249. On March 19, 1992, Mr. Barshop received the option to acquire 200,000 shares of Common Stock at $17.062 per share. Of these options, 100,000 vested on June 8, 1993 under a condition which provided for immediate vesting when the Company's Common Stock traded at an average of $30.00 per share for a defined number of days. Adjusted for the aforementioned stock splits, this

                                     17


     resulted in 225,000 shares. Of the remaining option, Mr. Barshop was vested in one-forth at December 31, 1993 or an adjusted amount of 56,250. The exercise price, taking into account the stock splits was $7.583.
(3) Messrs. Hammett and Depatie received the option to purchase 85,000 shares of Common Stock at $17.687 on June 5, 1992. On December 16, 1992, they received the option to acquire 15,000 shares of Common Stock at $19.750 per share. Of these grants, one-fourth were exercisable at December 31, 1993. Adjusted for the stock splits in the form of a stock dividend on October 1, 1993 and March 15, 1994, the adjusted total of such options was 225,000, of which 56,250 were exercisable at December 31, 1993 (47,813 at an adjusted price of $7.86 and 8,438 at an adjusted price of $8.777).
(4) Mr. Higgins received the option to purchase 60,000 shares of Common Stock at $17.687 on June 5, 1992. On September 17, 1992, he received the option to acquire 25,000 shares of Common Stock at $17.87 per share. On December 16, 1992, he received the option to acquire 15,000 shares of Common Stock at $19.750 per share. On August 3, 1993, Mr. Higgins exercised options with respect to 7,000 shares granted pursuant to his stock option of June 5, 1992. The average price of the high and low price on August 3, 1993 was $28.4375. Of these grants, one-fourth were exercisable at December 31, 1993. Adjusted for the stock splits in the form of a stock dividend on October 1, 1993 and March 15, 1994, the adjusted total of such options was 209,250 of which 40,500 were exercisable at December 31, 1993 (18,000 at an adjusted price of $7.86; 14,062 at an adjusted price of $7.94 and 8,438 at an adjusted price of $8.777).


     The market value of underlying securities at exercise or year-end is based on a price per share of $35.44 which represents the average price of the high and low price on December 31, 1993, which adjusted for the stock dividend paid on March 15, 1994 is equal to a price of $23.627.

     NON-QUALIFIED STOCK OPTIONS GRANTED TO MR. MEAD: In connection with his employment as President and Chief Executive Officer of the Company, Mr. Gary
L. Mead was granted options to purchase up to 650,000 shares of the Company's common stock at an exercise price of $15.00 per share pursuant to the terms of a Non-Qualified Stock Option Agreement, dated as of March 3, 1992.

     Under this agreement, options with respect to 200,000 shares of common stock were vested and exercisable by Mr. Mead as of March 3, 1993. The remaining shares became vested and exercisable on June 8, 1993, when the Company's Common Stock traded at a predetermined level of $30 per share for a defined number of days. Giving effect to the 3-for-2 stock splits in the form of stock dividends on October 1, 1993 and March 15,1994, the total number of shares currently vested and exercisable by Mr. Mead under the Non-Qualified Stock Option Agreement are 1,462,500.

     Although the exercise price of $15.00 per share ($6.67 giving effect to the two aforementioned stock splits) of the options granted to Mr. Mead was less than 100% of fair market value of the Company's common stock on the date of grant on March 3, 1992, it represents the fair market value per share of the Company's stock on the date that representatives of the Company and Mr. Mead reached a general understanding with respect to the terms of his employment. The closing price of the Company's common stock on the New York Stock Exchange on March 3, 1992 was $17.00 per share.

     The Company, in connection with the grant of stock options to Mr. Mead, entered into a registration rights agreement, dated March 3, 1992, under the terms of which the Company registered on behalf of Mr. Mead the offer and sale of shares of common stock beneficially owned by Mr. Mead under the Securities Act of 1933, upon certain limitations and conditions, with all expenses of such registration to be borne by the Company.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an employee stock purchase plan which is available to all full-time employees who have completed six months of consecutive service and have elected to participate therein. The plan affords participants a means of purchasing common stock of the Company through regular payroll deductions. The Company currently contributes an amount equal to 50% of each participant's actual payroll deduction, but not in excess of $10.00 per two-week pay period. Commencing in the fourth quarter of 1993, plan participants, other than certain employees, were allowed to apply ten percent of their bonus toward the purchase of the Company's common stock, with a Company contribution of 50%. The plan is administered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which purchases common stock of the Company on the open market with the funds generated by participants' payroll deductions and Company contributions. Participation in the plan is voluntary and the plan is subject to modification or discontinuance at any time upon notice to all participants. Executive officers of the Company did not participate in the Employee Stock Purchase Plan during 1993 under a Company policy which restricts their trading in the Company's Common Stock during certain periods.

FLEXIBLE BENEFITS PLAN AND OTHER OFFICER INSURANCE

     The Company has instituted a program to provide medical and other benefits to all employees, which is generally characterized as a "cafeteria plan" and named the "Flexible Benefits Plan." All active, full-time employees with six months of service are eligible for participation in the Company's Flexible Benefits Plan. There are certain basic coverages which are paid for by the Company and there are additional coverages that may be acquired by the employees, generally with pre-tax dollars under Section 125 of the Internal Revenue Code of 1986. Coverage areas include medical and health benefits, long-term disability benefits, dependent child care, and death benefits, among other things.

     The Flexible Benefits Plan provides life insurance, including accidental death, dismemberment and loss of sight coverages, at varying amounts depending on the employee's salary and level of job classification. Additional life insurance coverage previously afforded officers of the Company has been continued under the Flexible Benefits Plan. Under the program, all officers of the Company receive paid life insurance (with accidental death, dismemberment and loss of sight coverages) at an amount equal to three times the individual officer's base salary rounded to the next higher multiple of $1,000 (if not already an even multiple thereof), subject to an overall maximum of $600,000. Because the Company's group insurance plan is deemed discriminatory, the aggregate incremental cost of such insurance to the Company per officer is taxable to each officer as ordinary income, and, therefore, has been included in the "All Other Annual Compensation" amounts set forth in the Cash Compensation Table above.

     During 1990 the Company purchased an additional $3,750,000 of "split-dollar" life insurance on Sam Barshop and his wife. Under this "split-dollar" life insurance, the Company pays the entire premium for the policy and recovers from the death benefit the premiums paid for the policy upon the death of the last to die of the insureds, with the remainder of the proceeds to go to the beneficiaries designated by the insureds. The cost of the premiums paid by the Company on the "split-dollar" policy is taxable as ordinary income to Mr. Barshop, and has been included in the "All Other Compensation" amounts set forth in the Cash Compensation Table above. The Company will continue payment of these premiums notwithstanding Mr. Barshop's retirement effective March 19, 1994.

     Under the terms of the employment agreement between Gary L. Mead and the Company, dated as of March 3, 1992, the Company purchased and paid premiums on a life insurance policy covering Mr. Mead in the amount of $1 million at standard rates.


                             OTHER COMPENSATION

     Each officer of the Company is either furnished with an automobile for use in connection with the Company's business or is given an allowance for such automobile. Officers are permitted to use such automobiles for personal purposes. The value assigned to such personal use based upon personal mileage reported, or the allowance when an automobile is not furnished is taxable to each officer as ordinary income, and, therefore, has been included in the "Other Annual Compensation" amounts set forth in the Cash Compensation Table above.


                          COMPENSATION OF DIRECTORS

     At the 1992 Annual Meeting of Shareholders held May 21, 1992, the shareholders approved an amendment of the 1984 Stock Option Plan to permit non-employee directors of the Company to receive stock options for 6,000 shares of the Company's common stock annually in lieu of annual retainers and all meeting fees presently paid by the Company to non-employee directors. These options are granted annually following the election of directors at each Annual Meeting of Shareholders. These options in lieu of directors' fees were adjusted to 13,500 for 1994 to take into account the 3-for-2 stock splits in the form of stock dividends of October 1993 and March 1994, and existing grants were adjusted accordingly. Options granted to directors are for ten-year terms at per share exercise prices of not less than the fair market value of the Company's stock on the date of each annual grant and are exercisable (except under the general acceleration provisions of the 1984 Plan upon an offer that results in the acquisition of 40% or more of the Company's outstanding stock) on the anniversary date of each grant.

     In the event a non-employee director ceases to be a director of the Company for any reason, any such option granted to such a director expires one (1) year from the date that the person ceased to be a director of the Company. Under the aforesaid amendment, the Board of Directors may grant an option for 6,000 shares on a pre-October 1, 1993 and March 15, 1994 split basis, to any new non-employee director elected to fill a vacancy on the Board or newly created Board seat between Annual Meetings of Shareholders in lieu of a retainer and meeting fees. Pursuant to the 1984 Plan, such previously made grants may be adjusted for stock splits, which would equate such grants to 13,500 shares of the Company's common stock.

     The provisions relating to the grant of stock options to non-employee directors may not be amended in the future more than once every six months, except to conform the 1984 Plan to any changes that may have occurred in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. See Proposed Amendment 4 at page 23 to provide for automatic adjustment of stock option grants in lieu of directors' fees to take into account future stock split adjustments.


                           EMPLOYMENT ARRANGEMENTS

SEPARATION AGREEMENT WITH SAM BARSHOP

     On March 11, 1994, the Company entered into a Separation, Settlement and Release Agreement (the "Separation Agreement") with Sam Barshop concurrent with his retirement from the Company and resignation as Chairman of the Board of Directors. The Separation Agreement superseded substantially all other agreements between the Company and Mr. Barshop. Under the terms of the Separation Agreement, Mr. Barshop received $1,143,293 attributable to the present value of salary and bonuses otherwise payable under his former Employment Agreement, and the forgiveness of the $1,320,000 balance of a $2,220,000 loan. The remaining balance of this loan in the form of prepaid compensation expense was previously recognized as a charge to the Company's earnings during the third quarter of 1992. Mr. Barshop additionally received $378,673 under two deferred compensation plans with the Company, as well as $1,092,444 in satisfaction of the Company's obligations under the La Quinta Supplemental Executive Retirement Plan. Mr. Barshop will additionally be paid his accrued and vested benefits under the Retirement Plan at La Quinta Inns, Inc. Additionally, all unvested options under the Company's 1984 Stock Option Plan were vested as of March 19, 1994 (168,750 as adjusted for the stock splits in the form of stock dividends of October 1, 1993 and March 15,
1994).

EMPLOYMENT AGREEMENT WITH GARY L. MEAD

     On March 3, 1992, the Board of Directors elected Gary L. Mead as President and Chief Executive Officer of the Company. In connection therewith, the Board determined it would be in the best interests of the Company to retain Mr. Mead's services for a five-year period under the terms of an Employment Agreement, dated as of March 3, 1992, between the Company and Mr. Mead (the "President's Employment Agreement").

     Under this agreement, Mr. Mead is entitled to receive an annual salary of $350,000, and such greater annual salary after the first year of employment as the Compensation and Stock Option Committee of the Board of Directors (the "Committee") in its sole discretion may determine. Mr. Mead is further entitled to participate in the Company's bonus or incentive compensation plans as established by the Committee from time to time. During the first year of his employment the Company was required to pay Mr. Mead a minimum bonus of $175,000, regardless of whether he would be entitled to such sum under the Company's incentive compensation plan.

     The President's Employment Agreement also provides, among other things, that (i) Mr. Mead is entitled to participate in all employee benefit plans that the Company may establish for senior executives, (ii) a country club membership in Mr. Mead's name, for his and his family's use, and (iii) severance pay in the amount of three (3) times his highest annual salary as in effect during the term of the agreement period, plus three (3) times the average of actual bonus paid to Mr. Mead over the life of the agreement if the Company terminates Mr. Mead's employment without cause or if he resigns for good reason.

            UNTIMELY REPORTS OF BENEFICIAL OWNERSHIP BY INSIDERS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Act"), directors, officers and shareholders beneficially owning in excess of 10% of the outstanding shares of the Company's common stock are required to file various reports with the Securities and Exchange Commission ("SEC"). During 1991, the SEC extensively revised the insider reporting regulations under Section 16 of the Act. Prior to May 1, 1991, insiders were not required to report stock options held by them pursuant to the Company's various stock option plans.

     The filing of Form 4 Statement of Changes in Beneficial Ownership of Securities for the calendar months of November 1993 and December 1993 for Sam Barshop were untimely filed; however, the oversight was corrected approximately two days after the deadline for timely filing the reports.

     In addition, a Form 4 for the calendar month of August 1993 covering two transactions for each of the Annie R. Bass Grandson's Trust for Sid R. Bass and the Annie R. Bass Grandson's Trust for Lee M. Bass was untimely filed.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and AEW Partners, L.P. ("AEW Partners") are parties to a limited partnership agreement, dated March 21, 1990, which formed La Quinta Development Partners, L.P. ("LQDP"). Joseph F. Azrack, who was elected as director of the Company by the Board of Directors on September 17, 1992, is the President of AEW, Inc., which is the managing general partner of AEW Partners. Mr. Azrack is also a principal of Aldrich, Eastman & Waltch, Inc., an investment adviser registered with the SEC under Section 203 of the Investment Advisers Act of 1940. Certain of the principals of Aldrich, Eastman & Waltch, Inc. are the shareholders of AEW, Inc.

     In connection with LQDP's formation, the Company contributed 18 of its inns and assets related thereto (net of indebtedness of approximately $34,000,000 assumed by the partnership), along with cash, aggregating to an agreed value of $48,000,000 to the partnership for a 40% ownership interest thereof. AEW Partners contributed cash and a promissory note aggregating to $72,000,000 for a 60% interest in the partnership. The partnership agreement of LQDP provides that the partnership will pay management, development, royalty and chain service fees to the Company. The partnership agreement further provides (i) that a right of first refusal is granted by the Company to LQDP on the acquisition or development of properties until the first to occur of March 21, 1995 or until $150,000,000 is expended by the partnership;
(ii) that Michael Steinberg would be appointed a director of the Company, and that he or a successor acceptable to the Company, would subsequently be nominated for election to the Company's Board of Directors (see note (2) under the caption "Election of Directors"); and (iii) that AEW Partners is granted an option by the Company, expiring December 31, 1998, subject to vesting and adjustment upon certain occurrences, whereby AEW Partners may convert 66 2/3% of its ownership interest in the partnership into shares of the Company's Common Stock and/or cash, as the Company may elect, commencing on December 31, 1991. The conversion option became 100% vested on January 1, 1994. As part of the total consideration of this transaction, the Company received a $3 million cash payment for the above mentioned option. Under the terms of the partnership agreement, AEW Partners is also given certain registration rights by the Company with respect to shares issuable upon its conversion right.

     During the year ended December 31, 1993, $35,908,000 was collected by LQDP on the $69 million note receivable from AEW Partners. During 1993, the Company received $6,146,000 in license, chain services and management fees and received $1,812,000 in acquisition and conversion fees from LQDP.

     On March 7, 1993, the Company registered the offer and sale of 650,000 shares of its common stock beneficially owned by Mr. Mead under the Securities Act of 1933, pursuant to a Registration Rights Agreement between the Company and Mr. Mead, dated March 3, 1992. These shares of common stock represent the aggregate of stock options covered under Mr. Mead's Non-Qualified Stock Option Agreement granted upon his employment with the Company. In connection with the registration, the Company has and will incur expenses including legal and accounting fees, SEC filing fees and other miscellaneous expenses. Pursuant to the Registration Rights Agreement, these expenses are to be borne by the Company. To date, options with respect to 1,462,500 shares of common stock are currently vested and exercisable by Mr. Mead, adjusted for the stock splits in the form of stock dividends of October 1993 and March 1994.

     Incident to his employment and relocation to San Antonio, the Company on December 18, 1992 granted Mr. John F. Schmutz a $100,000 interest free bridge loan to facilitate the purchase of a residence, to be repaid upon the sale of his residence in North Carolina. The loan was satisfied on March 31, 1994 upon the sale of said house.


               PROPOSAL AMENDMENT TO ARTICLES OF INCORPORATION
                     INCREASING AUTHORIZED COMMON STOCK

(PROPOSAL NO. 2)

     At its meeting held on February 24, 1994, the Board of Directors voted to recommend to the shareholders that the number of shares of the Common Stock, par value $.10 per share, of the Company be increased from 40 million shares to 100 million shares by amendment of the Company's Restated Articles of Incorporation (the "Amendment").

     As of March 31, 1994 there were 30,424,178 shares of Common Stock outstanding, exclusive of 1,694,445 shares held in treasury. As of that date, there were reserved, out of authorized but unissued shares, 3,535,976 shares that AEW Partners may convert into shares of the Company's Common Stock, 2,250 shares of Common Stock for issuance to employees upon exercise of options under the Company's 1978 Non-Qualified Stock Option Plan (the "1978 Plan"), and 3,429,514 shares of Common Stock for issuance to employees upon exercise of options under the Company's 1984 Stock Option Plan (the "1984 Plan"). Also as of March 31, 1994, there were reserved out of treasury shares 1,462,500 shares of Common Stock for issuance to Mr. Mead under his Non-Qualified Stock Option Agreement dated March 3, 1992 (the "Mead Plan"). After giving effect to authorized but unissued shares reserved for issuance in connection with the 1978, 1984 and Mead Plans, as well as the AEW Partners reserve, only 913,001 authorized but unissued shares of Common Stock of the Company and 231,945 treasury shares were available for issuance as of that date.

     The Board of Directors considers it advantageous, desirable and prudent to increase the number of authorized shares of Common Stock of the Company at this time so that adequate shares of Common Stock will be available for issuance for any proper corporate purpose, such as acquisitions other than for cash, stock dividends or splits and future employee benefit plans. The Board of Directors believes that increasing the additional authorized shares of Common Stock available for issuance would provide management with the flexibility needed for future expansion of the Company's activities. Having additional authorized shares of Common Stock available would permit the Company to benefit from advantageous market conditions for the sale of additional Common Stock, for acquisition of desirable properties or companies, or for other proper corporate purposes.

     If the Amendment contained in this Proposal No. 2 is approved and adopted by the shareholders, the additional authorized shares of Common Stock would be available for issuance by the Board of Directors without further shareholder authorizations, except as may otherwise be required by law or by the rules and regulations of the New York Stock Exchange or any other stock exchange on which the Company's shares might be listed. Holders of the Company's Common Stock have no pre-emptive or other rights to subscribe for any additional shares that might be issued. Moreover, any such issuance of additional authorized shares of Common Stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock. Except as stated above, the Company currently has no specific plans, agreements, understandings or commitments with respect to the issuance of any additional shares of Common Stock. Although the Board of Directors has no present intention of so doing, additional authorized shares of Common Stock could (within the limits imposed by applicable law and the rules of the New York Stock Exchange) be issued in one or more transactions, which could be used to dilute the stock ownership of persons seeking to obtain control of the Company or otherwise make more difficult and, therefore, less likely a takeover of the Company.

     Proposal No. 2 is not being recommended in response to any specific effort of any person, of which the Company is aware, to obtain control of the Company.

     At its meeting held on February 24, 1994, the Board of Directors adopted the following resolution for submission to the shareholders:

RESOLVED: That ARTICLE FOUR of the Restated Articles of Incorporation of the Company be, and hereby is, amended in its entirety to read as follows:

     "The aggregate number of shares of Common Stock which the Corporation has authority to issue is One Hundred Million (100,000,000) of a par value of Ten Cents ($.10) per share."

     The Persons named in the accompanying proxy will vote as directed by the shareholders with respect to the proposed Amendment to the Restated Articles of Incorporation to increase the authorized shares of Common Stock of the Company, or, in absence of such direction, will vote for the adoption of the Amendment to the Restated Articles of Incorporation. Adoption of the Amendment contained in this Proposal No. 2 requires the affirmative vote of at least two-thirds of the total number of outstanding shares entitled to vote thereon.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 2 TO ADOPT THE AMENDMENT TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK.


                 PROPOSAL TO AMEND THE AMENDED AND RESTATED
                 LA QUINTA INNS, INC. 1984 STOCK OPTION PLAN

                              (PROPOSAL NO. 3)

GENERAL

     The Board of Directors has recommended shareholder approval of certain amendments to the La Quinta Motor Inns, Inc. 1984 Stock Option Plan (the "1984 Plan"), as amended and restated as of May 21, 1992, that would: (a) set the stock option grant in lieu of directors' fees for each year at 13,500 shares; (b) automatically increase the number of shares for which stock options are granted annually to non-employee directors to reflect adjustments for future stock splits in the form of stock dividends, and (c) limit the number of shares subject to options which may be granted to any individual employee in any one year to 350,000 shares. The proposed amendments are set forth at Appendix I.

     On April 19, 1984, the Board of Directors of the Company adopted the 1984 Plan (also referred to sometimes herein as the "Plan"), which was approved by vote of the shareholders at the Company's Annual Meeting of Shareholders held on October 11, 1984. Amendment No. 1 to the Plan was adopted by the Board on January 15, 1987 (pursuant to Sections 9.1 and 9.3 thereof) to conform provisions of the Plan dealing with incentive stock options to changes in the Internal Revenue Code of 1954, as amended, resulting from the enactment of the Tax Reform Act of 1986, which embodies the Internal Revenue Code of 1986. (The Internal Revenue Code of 1986, as amended, is hereafter referred to as the "Code"). Amendment No. 2 to the Plan, adopted by the Board on June 23, 1988, and approved by the shareholders on October 20, 1988, increased the number of shares issuable under the Plan from 500,000 to 1,250,000. Amendment No. 3 to the Plan was adopted by the Board on November 21, 1991 (pursuant to Sections 9.1 and 9.3 thereof) to conform various of its provisions to the technical requirements of the revised rules of the Securities and Exchange Commission ("SEC") under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and to reflect certain redesignations of Code section numbers that occurred since 1987.

     Amendment No. 4 to the 1984 Plan, adopted by the Board of Directors on March 31, 1992 and approved by the shareholders on May 21, 1992, increased the number of shares issuable under the Plan to 2,600,000, extended by five years the date after which options may no longer be granted thereunder, and permitted non-employee directors to receive annual stock options in lieu of directors' fees. In connection with adoption of Amendment No. 4, the Board of Directors of the Company caused the 1984 Plan to be restated to reflect changes made in the Plan since its original adoption by each of the foregoing Amendments.

     The market value of the securities underlying options granted under the 1984 Plan as of March 16, 1994 was $28.1875 per share, based on the average of the high and low prices of the Company's Common Stock on such date. As of March 31, 1994, 127 persons were eligible to participate in the Plan, all of whom are currently participating.

     The maximum number of shares issuable upon exercise of stock options granted under the 1984 Plan has been adjusted upward pursuant to the terms of the Plan from 2,600,000 shares to 5,850,000 shares as a result of the three-for-two splits of the Company's Common Stock, effected in the form of stock dividends, which occurred on October 1, 1993 and March 15, 1994, respectively, and such amount is subject to further adjustment upon the occurrence of certain events.

     Whether or not the proposed amendment is approved by the shareholders at the 1994 Annual Meeting of Shareholders, the Board of Directors has adopted an amendment to the Plan to rename the 1984 Plan as the "La Quinta Inns, Inc. 1984 Stock Option Plan" to reflect the Company's name change as approved last year by the shareholders.

     Further information concerning the 1984 Plan as now in effect and in effect during the past year for executive officers, directors and other employees is set forth herein under the section entitled "Compensation Pursuant to Plans -- Stock Option Plans."

PROPOSED CHANGES TO 1984 PLAN

     The 1984 Plan currently provides that non-employee directors of the Company will receive stock options for 6,000 shares of the Company's common stock annually in lieu of annual retainers and other directors' fees formerly paid by the Company to non-employee directors before the amendments to the Plan approved by the shareholders on May 21, 1992. Options for 6,000 shares are granted to each non-employee director annually, unless waived, following the election of directors at each Annual Meeting of Shareholders. Options granted to non-employee directors are for ten-year terms at per share exercise prices of not less than the fair market value of the Company's stock on the date of each annual grant and first become exercisable (except under the general acceleration provisions of the 1984 Plan upon an offer that results in the acquisition of 40% or more of the Company's outstanding stock) on the anniversary date of each grant. The options granted to non-employee directors under this proposal are not incentive stock options within the meaning of Section 422 of the Code.

     In the event a non-employee director ceases to be a director of the Company for any reason, any stock option granted to such a director under the terms of the 1984 Plan will expire one (1) year from the date that the person ceased to be a director of the Company. The 1984 Plan also permits the Board of Directors to grant an option for 6,000 shares to any new non-employee director elected to fill a vacancy on the Board or newly created Board seat between Annual Meetings of the Shareholders in lieu of a retainer and directors' fees.

     The provisions relating to the grant of stock options to non-employee directors may not be amended more than once every six months, except to conform the 1984 Plan to any changes that may have occurred in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

     On August 27, 1993, the Board of Directors declared a three-for-two split of the Company's Common Stock, effected in the form of stock dividend of one additional share of Common Stock for every two shares of Common Stock held by the shareholders of record on September 10, 1993. Shares of Common Stock were issued to the Company's shareholders out of the Company's authorized but unissued shares on October 1, 1993 to effect such stock dividend. On February 9, 1994, the Board of Directors declared a second three-for-two split of the Company's Common Stock, effected in the form of a stock dividend of one additional share of Common Stock for every two shares of Common Stock held by the shareholders of record on February 21, 1994. Shares of Common Stock were issued to the Company's shareholders out of the Company's authorized but unissued shares on March 15, 1994 to effect the second stock dividend.

     All outstanding options held by non-employee directors and employees participating in the 1984 Plan, as well as the number of shares available for issuance pursuant to future option grants under the Plan, were proportionally adjusted to reflect these three-for-two splits of the Company's Common Stock (effected in the form of stock dividends) pursuant to the terms of the outstanding stock options and the 1984 Plan. Although outstanding options held by non-employee directors have thus been adjusted upward from 6,000 shares for each previous grant to 13,500 shares each (with a corresponding reduction in the exercise price for the options, I.E., The fair market value of the Company's stock on the date of grant) as a result of these three-for-two splits of the Company's Common Stock, the 1984 Plan still provides for annual grants of stock options to non-employee directors for only 6,000 shares.

     The Board of Directors believes it is advisable and appropriate to amend the 1984 Plan to (i) correct this anomalous situation by increasing the number of shares subject to the annual grants of stock options to non-employee directors provided for under the Plan from 6,000 shares to 13,500 shares, thereby reflecting the two three-for-two splits of the Company's Common Stock (effected in the form of stock dividends), which occurred since the date of the last Annual Meeting of Shareholders, (ii) specifically provide that the number of shares subject to the annual grants of stock options to non-employee directors provided for under the Plan shall be adjusted in the future upon the occurrence of certain events, such as stock splits and stock dividends; and (iii) limit the number of shares subject to options which may be granted to any individual employee in any one year to 350,000 shares.

     The Board of Directors believes that shareholder approval of the amendment to the 1984 Plan adjusting grants for non-employee directors is desirable in order to maintain the level of incentive for non-employee directors to contribute to the future success and prosperity of the Company; thereby, enhancing the value of the Company's stock for the benefit of the shareholders. Moreover, the increase in the number of shares subject to the options granted annually to non-employee directors in lieu of directors' fees strengthens the ability of the Company to attract and retain non-employee directors. Furthermore, the Board of Directors believes that increasing the number of shares subject to options granted to non-employee directors commensurate with the increase in the Company's outstanding shares effected by the recent stock splits should ensure that directors will continue to be closely aligned with the equity interests of shareholders, thereby promoting the Board's continued focus on further enhancement of shareholder value.

     If the proposed amendments are approved by the shareholders, non-employee directors of the Company will each receive, unless waived, a stock option grant under the Plan for 13,500 shares of Common Stock following the Annual Meeting of Shareholders on May 26, 1994.

     The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the new law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made. In particular, stock options and stock appreciation rights will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

     It is the Company's policy generally to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based". Accordingly, the Board of Directors is asking stockholders to approve an amendment to the 1984 Plan to provide for an annual maximum limitation of 350,000 on the number of shares subject to options which may be granted to any individual employee under the 1984 Plan. The Company intends to comply with other requirements of the performance-based compensation exclusion under OBRA, including option pricing requirements and requirements governing the administration of the 1984 Plan, so that, upon stockholder approval of the 1984 Plan (and such other plans), the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.

     The proposed amendments will not affect the Federal income tax consequences associated with the 1984 Plan except as noted above.

FEDERAL TAX CONSEQUENCES AND ACCOUNTING TREATMENT

     The proposed amendment provides that non-employee directors will receive non-incentive stock options, and therefore will receive non-qualified options. With respect to a non-qualified stock option, as a general rule, a participant will recognize ordinary income (and the Company will be entitled to a corresponding deduction) as soon as the options are no longer subject to substantial risk of forfeiture and the options can be valued with reasonable accuracy. Generally, for all grantees, the options cannot be valued before the date the options are exercised, and income will be recognized in an amount equal to the difference between the option price and the fair market value of the underlying stock on the date of exercise. For purposes of determining gain or loss realized upon subsequent sale or exchange of such shares, a participant's tax basis will be the sum of the option price paid and the amount of ordinary income, if any, recognized by the participant.

     DEDUCTIBILITY TO COMPANY. In any event, assuming compliance with applicable withholding requirements, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by a participant in connection with a non-qualified stock option.

     ACCOUNTING TREATMENT. Under current generally accepted accounting principles and provisions under the 1984 Plan, there will be no charge to the Company's earnings associated with an incentive stock option or a non-qualified stock option which are granted or exercised without associated stock appreciation rights ("SARs") and which are not exercised through "pyramiding" or the "successive-swap" method. Under certain circumstances, if options are exercised through pyramiding or the successive-swap method, charges to the Company's earnings will be required under generally accepted accounting principles.

     WITHHOLDING TAXES. The Company may in its discretion require participants to pay to the Company at the time of exercise of any option an amount that it deems necessary to satisfy the applicable withholding requirements under the Code or state or local income tax laws. Upon the exercise of an option requiring tax withholding, a participant, other than a non-employee director, may make an election to have shares of Common Stock withheld by the Company from the shares otherwise receivable upon exercise of the option in order to satisfy applicable withholding requirements, based on the fair market value of the Common Stock on the date of exercise.

     The acceptance of any tax withholding election is within the sole discretion of the Compensation and Stock Option Committee (the "Committee"). If an employee participant is a more than 10% beneficial owner of Common Stock, a director or an officer of the Company (according to the meaning of such terms under the SEC's rules under Section 16 of the Exchange Act), any such tax withholding election and stock option exercise must occur within an "Exercise Window" (i.e., the ten business-day period beginning on the third business day after any quarterly or annual earnings press release and ending on the twelfth business day after such press release). If an employee participant chooses to pay the amount necessary to satisfy any tax withholding requirements by delivery of shares of Common Stock already owned by the participant (subject to any limitations or prohibitions in connection therewith which may be imposed by the Committee), the requirement that the stock option exercise in connection therewith occur during an Exercise Window does not apply.

     Where there is no withholding obligation on the part of the Company in connection with an option exercise, the Company may in its discretion require an employee participant to place shares of Common Stock acquired pursuant to an option exercise in escrow for the benefit of the Company until such time as income tax withholding is required or the shares acquired upon exercise are disposed by the participant. At such time, the Company may in its discretion require a participant to pay to the Company an amount that it deems sufficient to satisfy applicable withholding requirements, in which case such shares of Common Stock will be released from escrow.
Alternatively, an employee participant may make an election to have shares of Common Stock held in escrow applied toward the Company obligation to make applicable tax withholding in connection with an option exercise or the disposition of shares received upon such exercise, based on the fair market value of the Common Stock on the date of termination of the escrow arrangement, which must occur during an Exercise Window if the employee participant is a more than 10% beneficial owner of Common Stock, a director or officer of the Company (within the meaning of such terms under the SEC's rules under Section 16 of the Exchange Act).

     PLAN NOT QUALIFIED. The Plan is not a qualified plan under Section 401(a) of the Code.


VOTE REQUIRED FOR ADOPTION OF PROPOSED AMENDMENTS TO THE 1984 PLAN

     Adoption of the proposed amendments to the 1984 Plan will require the affirmative vote of the holders of a majority of the total number of outstanding shares of Common Stock of the Company represented in person or by proxy at the 1994 Annual Meeting of Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENTS TO THE COMPANY'S 1984 PLAN.


                 APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

                              (PROPOSAL NO. 4)

     The Board of Directors of the Company, adopting the recommendation of its Audit Committee, has unanimously appointed the firm of KPMG Peat Marwick as independent auditors to examine the combined financial statements of the Company for the year ending December 31, 1993. This firm has acted as independent accountants of the Company since 1971.

     A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if that person desires to do so, and is expected to be available to respond to appropriate questions.

     Approval of the appointment of independent accountants is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 4 TO APPROVE THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS. A majority of the votes cast is needed for approval.


                            SHAREHOLDER PROPOSALS

     It is anticipated that the 1995 Annual Meeting of Shareholders will be held on May 25, 1995. Proposals of shareholders intended to be presented at the 1994 Annual Meeting and included in the Company's proxy statement therefor must be received in writing by the Secretary of the Company at its principal executive offices, 112 East Pecan Street, Suite 200, San Antonio, Texas 78205, not later than December 16, 1994.


                                OTHER MATTERS

     No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies in the accompanying proxy will vote for other persons in their place in what they consider the best interests of the Company.

      The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.

                                      JOHN F. SCHMUTZ




                              Vice President-General Counsel
                                       and Secretary



April 15, 1994

                                                                    APPENDIX I


                    PROPOSED AMENDMENTS TO THE COMPANY'S
                 AMENDED AND RESTATED 1984 STOCK OPTION PLAN


     If Proposal No. 3 is adopted by the shareholders, Sections 3.3, 6.13 and
8.1 of the 1984 Plan would be amended to read as follows:

          "3.3. Subject to the provisions of the Plan, the Committee shall in its discretion, determine which employees of the Company shall be granted Options, the number of shares subject to option under any such Options, the dates after which Options may be exercised, in whole or in part, whether Options shall be ISOs, and the terms and conditions of the Options. In no event shall the number of shares subject to options granted to any one employee exceed 350,000 in any one year."

          "6.13. SPECIAL TERMS, CONDITIONS AND RULES FOR OPTIONS TO NON-EMPLOYEE DIRECTORS. Non-employee directors of the Company shall be granted Non-ISO Options under the Plan in lieu of annual monetary retainers and regular and special Board and committee attendance fees previously paid to non-employee directors by the Company prior to May 21, 1992. The grant of such Options shall occur annually on the date that, and immediately after, each non-employee director is elected to the Board at each annual meeting of shareholders, and the total number of shares subject to each annual Option grant to each non-employee director shall be 13,500 shares, subject to adjustment in accordance with Article VIII of the Plan. In the case where a non-employee director is first elected to the Board to fill a vacancy or a newly created position on the Board, either (i) by the shareholders at a special meeting of shareholders duly called for such purpose or (ii) by action of the Board as may be permitted under the Articles or Certificate of Incorporation, the By-Laws and the governing corporate law of the Company, such non-employee director shall be eligible at such election upon resolution of the Board to receive an initial Option for 13,500 shares (subject to adjustment in accordance with Article VIII of the Plan), and thereafter shall receive annual Options as provided for in the preceding sentence above. Options granted to non-employee directors pursuant to this section shall be fully vested on the day following the date an Option is granted and shall be subject to the provisions of Articles II, III, IV, V, VIII, IX, X, XI and XII of the Plan and to the specific provisions of sections 6.1, 6.2, 6.5, 6.8, and
     6.11 of this Article VI of the Plan to the extent that any such provisions are not inconsistent with this section 6.13. Article VII of the Plan and sections 6.3, 6.4, 6.6, 6.7, 6.9, 6.10 and 6.12 of this
     Article VI shall not apply to Options granted to non-employee directors under this section 6.13. No Option or portion thereof granted pursuant to this section 6.13 shall be exercisable prior to the first anniversary of the date the Option is granted or after the Termination Date. Moreover, upon any non-employee director ceasing to be a director of the Company for any reason, including death, disability, removal or resignation, each Option held by such non-employee director, whether or not exercisable at that time, together with all rights hereunder, shall terminate on the earlier of the Termination Date or the first anniversary of the date that such non-employee director ceased to be a director of the Company. This section 6.13 shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder."

          "8.1. If (a) the Company shall at any time be involved in a transaction to which section 424(a) of the Code is applicable; (b) the Company shall declare a dividend payable in, or shall subdivide, split or combine, its Common Stock; or (c) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options,

          (i) the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve the Optionees' rights substantially proportionate to the rights existing prior to such event and, to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Article IV above shall be increased or decreased, as the case may be, proportionately; and

          (ii) the number of shares specified as subject to the annual and initial Options thereafter to be granted to non-employee directors of the Company in lieu of annual monetary retainers and regular and special Board and committee attendance fees pursuant to Section
          6.13 above shall be increased or decreased, as the case may be, proportionately.

     The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee."

                         LA QUINTA INNS, INC.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   Gary L. Mead and John F. Schmutz, or either of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of La Quinta Inns, Inc., to be held in the 3rd Floor Conference Room of the Company's Corporate Offices, 112 East Pecan Street, San Antonio, Texas on May 26, 1994.

   To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need to be checked.

                                                                SEE REVERSE
               (CONTINUED AND TO BE SIGNED ON OTHER SIDE)          SIDE

/X/ Please mark votes as in this example.

This proxy will be voted as you direct below. In the absence of such direction, it will be voted FOR directors and FOR, each of the Proposals below. As to such other matters as properly may come before this meeting, this proxy will be voted by the persons named herein according to their best judgment in the interests of the Company.

1. THE ELECTION OF DIRECTORS

DIRECTORS: J. AZRACK, W. CUNNINGHAM, B. FINGERHUT, G. KOZMETSKY, D. McNAMARA,
G. MEAD, P. STERLING AND T. TAYLOR

                    / / FOR          / / WITHHELD

/ / _______________________________________________
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided above.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW / /

2. APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 SHARES TO 100,000,000 SHARES.

               / / FOR     / / AGAINST     / / ABSTAIN

3. APPROVAL OF AMENDMENTS TO THE 1984 STOCK OPTION PLAN TO SET THE ANNUAL STOCK OPTION GRANTS IN LIEU OF DIRECTORS' FEES AT 13,500, TO AUTOMATICALLY ADJUST SUCH GRANTS FOR FUTURE STOCK SPLITS, AND TO LIMIT THE NUMBER OF SHARES SUBJECT TO OPTIONS GRANTED TO ANY ONE EMPLOYEE IN ANY YEAR TO 350,000 SHARES.

               / / FOR     / / AGAINST     / / ABSTAIN

4. APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR 1994.

               / / FOR     / / AGAINST     / / ABSTAIN

5. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING.

NOTE: Please sign as name appears, joint owners should each sign. When signing as Attorney, Executor, Administrator or Guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by duly authorized officer or officers.

Signature: ______________________________________ Date ___________________

Signature: ______________________________________ Date ___________________


                  PLEASE DO NOT FOLD OR MUTILATE THIS CARD